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EXHIBIT 10.14

              LETTER AGREEMENT DATED DECEMBER 1998 BY AND BETWEEN
                       THE COMPANY AND WILLIAM J. KAFFER


December 10, 1998

Mr. William J. Kaffer
23300 De Anza Road
Temecula, CA 92590

Dear Bill:

We are pleased to offer you the position of Member of the Board of Directors of C2i Solutions, Inc. ("C2i"). Your service as a Member of the Board of Directors has been approved by the other directors. You will perform directors' functions including introductions, strategic planning, assistance with new business development and would be available for advice and consultation.

The following offer references the incentives you will be entitled to as a Board Member.

     1. An option to purchase eighty-seven thousand five hundred (87,500) shares of common stock with an exercise price equal to the market value per share, on the date of grant, and vesting monthly in 1/48th monthly increments, over four years, with vesting commencing on your initial appointment to the Board (December 10, 1998).

     2. A referral fee of four and one-half percent (4.5%) for sales that are consummated without an "RFP" process, for which you provided the sales lead to C2i.

     3. A referral fee of two percent (2%) for all sales that result from an "RFP" process, for which you provided the sales lead to C2i.

     4. Reimbursement of actual costs of air fare, lodging and meals for all Advisors' and Board of Directors' meetings attended in person, in accordance with C2i's standard policies.

The options will expire upon the earlier of ten (10) years from the date of grant, or ninety (90) days following the conclusion of your service as a director. All referral fees are payable quarterly after receipt of payment by C2i from the customer.

If this offer is acceptable, please indicate your approval by signing below, and returning this document in person, by mail or FAX at 619-812-5820.
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December 10, 1998
William J. Kaffer
Page 2


I look forward to a long and mutually beneficial relationship. Your willingness to join us is greatly appreciated.


Sincerely,

C2i Solutions, Inc.                        Accepted and Approved:



By: /S/ JOHN ANTHONY WHALEN, JR.           By:  /S/ WILLIAM J. KAFFER
    --------------------------------           ------------------------------
        John Anthony Whalen, Jr.                    William J. Kaffer
        President & CEO


                                                December 13, 1998
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                                                Date